Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made this 15th day of June 2012 by and between Robert F. Hussey, an individual, (the “Consultant”), and Augme Technologies, Inc., a Delaware Corporation (“Client”).

1.                                       Consulting Services.

1.1                                 Services.  Consultant has been providing services to Client on an “as needed” basis from June 1, 2012. Due to the resignation of Client’s Chief Operating Officer, Client wishes to, and does hereby, engage Consultant to perform the consulting services described on the Work Order attached as Exhibit A hereto and incorporated herein by this reference (the “Work”).  The scope of the Work may be modified by mutual written agreement signed by both parties, including appropriate adjustment in the level of compensation to Consultant if appropriate and agreed to.

1.2                                 Non-Exclusivity.  Client acknowledges that the Work will be performed on a non-exclusive basis.  Nothing set forth herein shall be construed so as to prevent Consultant from providing consulting services to other parties or to prevent Client from using other referral sources or direct sales.

1.3                                 Contact Person.  Client shall designate in writing one individual and one back-up individual, reasonably acceptable to Consultant, to be responsible for communication with Consultant regarding the Work, and otherwise representing Client in business dealings with Consultant. The initial contact person shall be Paul Arena, Chief Executive Officer.

2.                                       Confidentiality.  The parties have executed a separate confidentiality agreement, whose terms shall govern the confidentiality expectations between the two parties.

3.                                       Term & Termination.  The term of this Agreement shall commence upon the execution of this Agreement and shall remain in effect for the time period set forth on Exhibit A hereto.  Notwithstanding the foregoing: (a) Consultant’s obligation to provide services described in a Work Order shall expire immediately upon completion of the tasks assigned to Consultant as set forth therein, unless extended pursuant to this Section 4; and (b) Client may terminate this Agreement upon written notice, if Consultant is in breach of any of its material obligations or representations hereunder, and does not cure such breach within fifteen (15) days of a written demand for cure given by Client; and (c) Consultant may terminate this Agreement upon written notice, if Client is in breach of any of its material obligations or representations hereunder, and does not cure such breach within fifteen (15) days of a written demand for cure given by Consultant.

4.                                       Extension.  This Agreement may be extended by additional Work Orders that outline new services to be performed by Consultant on terms agreed by the two parties in a writing signed by both parties.  The provisions of this Agreement shall apply to all such extensions.

5.                                       Warranty; Limitations of Liability.

5.1                                 Warranty.  CONSULTANT warrants that the Work to be provided herein by Consultant or its agents or employees will be performed in a good and workmanlike manner and consistent with generally accepted industry standards. Consultant warrants that in the performance of its work it shall not use or incorporate Confidential Information provided by a source other than Client, unless such Confidential Information is generally available to the public or unless Consultant is authorized by the source of the Confidential Information to use such Confidential Information.  Other than as stated herein and in Section 6, “Indemnities”, CONSULTANT MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE WORK OR OTHER SERVICES PROVIDED PURSUANT TO THIS AGREEMENT.  Consultant’s liability with respect to the Work and services provided hereunder is limited to the total value of the compensation for the Work provided pursuant to Section 8 and Exhibit A.

5.2                                 Limitation of Liability.  If Consultant fails to fulfill its obligations under this Agreement, then Client’s sole and exclusive remedy is the right to terminate this Agreement.  In no event shall Consultant be liable for consequential, incidental, special, direct, or indirect damages, lost revenues or profits, or for acts of negligence that are not intentional or reckless in nature, regardless of whether or not Consultant has been advised of the possibility of such damages.  Consultant will not be liable to Client for any delay or failure to perform due to causes beyond its control, including without limitation acts of God, acts or omissions of Client, acts of governmental bodies, strikes or other labor disturbances, riots, year 2000 non-compliance of any party other than Consultant.

6.                                       Indemnities

a)                                      Client represents and warrants that its Products and Services (“Products”) do not infringe in any material respect any United States copyright or patent of any third party. Client shall defend, at its expense, any lawsuit brought against Consultant to the extent it is based on a claim that use of the Products developed and owned by Client infringes any third party United States copyright or patent and Client shall indemnify Consultant against any and all costs and damages finally awarded by a court of competent jurisdiction after all appeals against Consultant in such an action or any settlements made with respect to such infringement claim to which Client agrees.  Notwithstanding the foregoing, Client shall have no liability under this section for any claim based on: (a) use of other than the most recent release of the Products, if infringement could have been avoided by use of the most current release, (b) use or combination of the Products with products not provided by Client, if such infringement would have been avoided by the use of a current unaltered release of the Products, alone, or (c) modification of the Products by Consultant or a third party.

b)                                     If the Products become the subject of a claim of infringement covered by this Section, or if use thereof is enjoined due to a claim of such infringement, Client may, at its sole discretion: (a) replace or modify the Products at no cost to Consultant such that the Products is non-infringing, or (b) procure for Consultant, at no cost to Consultant, the right to continue marketing and distributing the Products.

c)                                      If the remedies in (a) and (b) above are not practical as determined by Client then the Products from the Customers may be returned to Client and Client will provide a depreciated amount as a refund.

d)                                     Consultant agrees to defend, indemnify and hold harmless Client and its licensors from and against any and all liability, losses, claims, expenses, demands, or damages of any kind, resulting directly or indirectly from any one or more of the following: (a) the negligent and intentional acts or omissions of Consultant, its employees or agents, or (b) any representation, warranty, promise or assurance made or granted by Consultant to Customers or prospective Customers, only if such representation, warranty, promise or assurance was not previously approved by Client.

e)                                      The rights of a party under this Section to be indemnified as set forth herein shall be subject to all of the following: (a) the indemnified party (the “Indemnitee”) must notify the indemnifying party (the “Indemnitor”) in writing promptly upon learning that such claim has been or may be asserted, (b) the Indemnitor shall have sole control over the defense of such claim and any negotiations for the settlement or compromise thereof, and (c) the Indemnitee shall provide reasonable assistance and cooperation to the Indemnitor to facilitate the settlement or defense of any such claim.

f)                                        THIS SECTION STATES THE ENTIRE LIABILITY OF CLIENT WITH RESPECT TO INFRINGEMENT OF ANY KIND REGARDING THE PRODUCTS.

7.                                       Compensation.

7.1                                 Consulting Fee.  As compensation for consulting services rendered hereunder, the Company shall pay to the Consultant:

A fee equal to $25,000 (twenty-five thousand dollars) per month payable semi-monthly.

7.2                                    Warrants. Consultant shall be granted 250,000 Warrants exercisable for three years from the date issuance and vesting 1/6 per month for the 6 month “Term” of the consulting Agreement. Pricing of Warrants shall reflect the fair market value (or greater) as of the date this Agreement is signed by Consultant.

7.3                                 Reimbursement of Expenses.  Any reasonable out—of—pocket expenses incurred by Consultant in performing the Work shall be reimbursed by Client on presentation of evidence thereof. Out-of-pocket expenses in excess of $1,500 (fifteen hundred dollars) in aggregate must be approved in advance by the Client. Examples of such expenses are reasonable travel and lodging expenses incurred. Major expenses such as airline tickets are to be approved and paid in advance by Client.

8.                                       Publicity.  Provided that Consultant fulfills its obligations hereunder in a satisfactory manner, Consultant may use Client’s name (but not the names of Client’s customers unless otherwise specifically approved in writing by such Client customers) and describe the Work in Consultant’s self-promotional materials.  Such Work description shall be subject to the prior written approval of Client.  Client may also describe such services in press releases and promotional materials with Consultant’s prior written approval.

9.                                      Inventions: Shop Rights.

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Consultant during Consultant’s engagement by Client having to do with mobile phone applications, content management systems and advertising delivery methodologies, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any during consultant’s engagement, developed, manufactured or used by Client in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Client, or any services to be performed by Client or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Client’s business, shall be and continue to remain Client’s exclusive property, without any added compensation or any reimbursement for expenses to Consultant, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Consultant promises and agrees that Consultant will immediately disclose it to Client and to no one else and thenceforth will treat it as the property and secret of Client.

Consultant will also execute any instruments requested from time to time by Client to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Client, do such acts and execute such instrument as Client may require, but at Client’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Client, all without any reimbursement for expenses (except as provided in Section 5 or otherwise) and without any additional compensation of any kind to Consultant.

10.                                Confidential Information and Trade Secrets.

(i)                                     All Confidential Information shall be the sole property of Client.  Consultant will not, during the period of his engagement and for a period ending two years after termination of his engagement for any reason, disclose to any person or entity or use or otherwise exploit for Consultant’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Consultant or which becomes known to Consultant in the course of his engagement with Client without the prior written consent of an officer of Client except as may be necessary and appropriate in the ordinary course of performing his duties to Client during the period of his engagement with Client. For purposes of this Section 10(a), “Confidential Information” shall mean any data or information belonging to Client, other than Trade Secrets, that is of value to Client and is not generally known to competitors of Client or to the public, and is maintained confidential by Client, including but not limited to non-public information about Client’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties).  Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by Client as confidential and shall not include any data or information of Client that has been voluntarily disclosed to the public by Client (except where such public disclosure has been made without the authorization of Client), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii)                                  All Trade Secrets shall be the sole property of Client. Consultant agrees that during his engagement with Client and after its termination, Consultant will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Client without the prior written consent of an officer of Client.  For purposes of this Section 10(b), “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Client or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Client and is not generally known to competitors of Client or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Client’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret, in each case to the extent that Client, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

11.                                 Non-Solicitation of Employees.

During the term of Consultant’s engagement and for one year thereafter, Consultant will not cause or attempt to cause any employee of Client to cease working for Client to retain an engagement or employment with another employer that is a competitor of Client’s.  However, this obligation shall not affect any responsibility Consultant may have as a Consultant of Client with respect to the bona fide hiring and firing of Client’s personnel.

12.                                 Non-Solicitation of Customers and Prospective Customers.

Consultant will not, during the period of his engagement and for a period ending two years after the termination of his engagement for any reason, directly or indirectly, solicit the business of any customer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Client during the 12 months immediately preceding the termination of Consultant’s engagement with Client; provided that the provisions contained in this Section 13 shall apply only to a customer who is or was during the 12 months immediately preceding the termination of Consultant’s engagement with Client either (a) a customer of Client, with whom Consultant had material contact and/or whom Consultant serviced in his role as an Consultant of Client or (b) a prospective customer of Client, with whom Consultant had material contact and/or whom he serviced in his role as an Consultant of Client.

13.                                 Non-Competition.

Consultant agrees that during his engagement with Client, Consultant will not engage in any engagement or employment, business, or activity that is in any way competitive with the business or proposed business of Client, and Consultant will not assist any other person or organization in competing with Client or in preparing to engage in competition with the business or proposed business of Client. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while Consultant is engaged with Client.

14.                                 Miscellaneous.

14.1                           Assignment.  This Agreement shall not be assigned by either party in any way without the prior written consent of the other party.  Any purported assignment in violation of this Section shall be null and void.

14.2                           Amendments.  This Agreement may be amended by mutual written agreement signed by both parties at any time prior to termination.  Such amendments may be requested by either party and must be in writing.

14.3                           Entire Agreement; Governing Law.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  This Agreement shall be governed by the laws of the State of New York without regard to its rules regarding conflict of laws.

14.4                           Construction; Severability.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.  If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

14.5                           Dispute Resolution.  In the event that any dispute between the parties regarding the terms of this Agreement other than Section 3 is not resolved by informal negotiation between the parties, the matter shall be submitted to mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”).  Each party agrees to pay its own costs in connection with the mediation and its proportionate share of the fees and costs of AAA in connection with the mediation.  If the dispute is not resolved by mediation, either party may commence litigation or arbitration.

14.6                           Attorney Fees.  In the event that any dispute among the parties hereto should result in litigation or arbitration (an “Action”), the prevailing party in such Action shall be entitled to recover from the other party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such Action, including without limitation reasonable attorney fees and expenses, all of which shall be deemed to have accrued upon the commencement of such Action and shall be paid whether or not such Action is prosecuted to a final judgment or award.  Any judgment or award entered in such Action shall contain a specific provision providing for the recovery of fees, costs and expenses, including without limitation reasonable attorney fees and expenses, incurred by the prevailing party.  The “prevailing party” shall mean the party who recovered a greater relief in the Action or who prevails by dismissal, default or otherwise and not necessarily the party in whose favor a judgment or award is rendered.

14.7                           Consultant’s relationship to Client is that of an independent contractor, and neither party is an agent, partner, or joint venturer of the other.  No debts or obligations shall be incurred by either party in the other party’s name or on its behalf, and neither party shall be responsible or liable for the debts and obligations of the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CONSULTANT:		CLIENT:

Robert F. Hussey		Augme Technologies, Inc.

By:	/s/ Robert F. Hussey	By:	/s/ Paul R. Arena
	(Signature)		(Signature)

Print Name:	Robert F. Hussey	Print Name: Paul R. Arena

Print Title:	Acting Chief Operating Officer	Print Title: Chairman and Chief Executive Officer

EXHIBIT A

WORK ORDER

This Work Order incorporates by reference the terms and conditions of the foregoing Consulting Agreement between the parties dated June 15, 2012.

PHASE I

1.                                       Work.  Consulting Services to assist Client in the following areas:

a)                                      Assuming the role of “Acting Chief Operating Officer.”
b)                                     Overseeing and improving Company’s sales and operations until a permanent COO is appointed and assist with the transition.

c)                                      Travel as necessary.

2.                                       Term.  Six month period beginning immediately